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                                                                      EXHIBIT 21

                  SUBSIDIARIES OF NET2000 COMMUNICATIONS, INC.

Net2000 Communications Holdings, Inc., a Delaware corporation

Net2000 Investments, Inc., a Delaware corporation

Net2000 Communications Group, Inc., a Delaware corporation

Net2000 Communications Capital Equipment, Inc., a Delaware corporation

Net2000 Communications Services, Inc., a Delaware corporation

Net2000 Communications Real Estate, Inc. , a Delaware corporation

Net2000 Communications of Virginia, L.L.C., a Virginia limited liability company